UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

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Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curaçao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curaçao	N/A
(Address of principal executive offices)	(Zip Code)

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Registrant’s telephone number, including area code: 011-59-99-465-8525

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On June 18, 2015, Orthofix International N.V. (the “Company”) held its 2015 Annual General Meeting of Shareholders.  The total number of common shares eligible to vote as of the record date, April 28, 2015, was 18,766,158 and pursuant to the Company’s Articles of Association, 9,383,079 shares were required to be present or represented at the meeting to constitute a quorum.  The total number of common shares present or represented at the meeting was 17,573,008, and a quorum therefore existed.

At the Annual General Meeting:

1.

Election of Board of Directors.  The following persons were elected by a plurality of the votes cast at the meeting as directors of the Company for a one year term expiring at the Annual General Meeting in 2016:

Name	Votes For	Votes Withheld	Broker Non-Votes
Luke Faulstick	15,488,932	589,971	1,494,105
James F. Hinrichs	13,335,235	2,743,668	1,494,105
Guy J. Jordan, PhD	15,737,154	341,749	1,494,105
Anthony F. Martin, PhD	15,708,503	370,400	1,494,105
Bradley R. Mason	15,739,269	339,634	1,494,105
Ronald A. Matricaria	15,708,702	370,201	1,494,105
Maria Sainz	15,641,552	437,351	1,494,105

2.

Approval of Financial Statements for the Fiscal Year Ended December 31, 2014.  The Company’s balance sheet and income statement at and for the year ended December 31, 2014 were approved by a vote of (i) 13,812,874 in favor, (ii) 3,703,006 against, and (iii) 57,128 abstaining.

3.

Approval of an Amendment to the 2012 Long-Term Incentive Plan to, among other things, Increase the Number of Authorized Shares and Approve the Material Terms for Payment of Performance-Based Compensation.  The proposal to approve an amendment to the 2012 Long-Term Incentive Plan to, among other things, replenish the shares available for awards under the plan by 1,600,000 shares and approve the material terms for payment of performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, was approved by a vote of (i) 14,383,993 in favor, (ii) 1,682,202 against, (iii) 12,708 abstaining, and (iv) 1,494,105 broker non-votes.

4.

Advisory and Non-Binding Resolution on Executive Compensation.  The advisory and non‑binding resolution on executive compensation was approved by a vote of (i) 12,351,308 in favor, (ii) 3,658,996 against, (iii) 68,599 abstaining, and (iv) 1,494,105 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.
By:	/s/ Jeffrey M. Schumm
Jeffrey M. Schumm Chief Administrative Officer, General Counsel and Corporate Secretary

Date: June 18, 2015